Exhibit 10.1

EXECUTION COPY

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) between UNITED CONTINENTAL HOLDINGS, INC., a Delaware corporation (the “Company”), UNITED AIRLINES, INC., a Delaware corporation (“UNITED”) (the Company and UNITED are hereinafter collectively referred to as the “Employers”), and Oscar Munoz (the “Executive”), is entered into on December 31, 2015 (the “Execution Date”).  In consideration of the covenants contained herein, the parties agree as follows:

1.                                      Employment.  The Employers agree to employ Executive and Executive agrees to be employed by the Employers, beginning as of September 8, 2015 (the “Effective Date”) and Executive’s employment under this Agreement shall terminate on the earlier of (i) September 8, 2020 and (ii) the termination of Executive’s employment under this Agreement.  The period from the Effective Date until the termination of Executive’s employment under this Agreement is referred to as the “Employment Period.”  To the extent Executive remains employed by the Company after the expiration of the Employment Period, such employment shall be subject to the terms and conditions to which the Company and Executive at that time shall agree.

2.                                      Positions and Authority.  Executive shall serve in the positions of President and Chief Executive Officer of the Employers, or in such other positions as the parties may agree.  Executive shall continue to serve as a member of the Board of Directors of the Company (the “Board”) and, for the full term of Executive’s employment hereunder, the Company shall cause Executive to be nominated for election as a member of the Board and use its best efforts to secure such election.  It is the Company’s expectation that Executive shall be appointed Chairman of the Board at or before the Company’s 2017 annual meeting of stockholders.

Except as may be otherwise agreed to by Executive, Executive shall also serve as Chief Executive Officer, Chairman of the board of directors and President of each airline operating subsidiary of the Company, and as Chairman of the board of directors of Mileage Plus Holdings, LLC, a subsidiary of the Company.

At all times, Executive shall be the highest ranking executive officer of the Employers.  Executive shall report solely and exclusively to the Board.  The heads of all the Employers’ material business units together with any material business units and operating divisions added in the future and all executive officers of the Employers shall report directly to Executive.

Without limiting the general authority associated with the positions described in this Section 2, neither the Board, the board of directors of United nor any committee thereof may (i) terminate the employment of any officer who directly reports to Executive (a “Direct Report”) without having consulted in good faith with Executive in advance regarding such termination or (ii) appoint a replacement to any such Direct Report without having consulted in good faith with Executive in advance regarding such replacement; provided, that the foregoing clause (i) shall not apply if such termination would constitute a termination for “cause,” as such term is defined in the applicable Direct Report’s employment agreement or applicable employment, severance or human resources policy maintained by the Employers as of the date of such termination.

Neither the Board, the Board of Directors of United nor any other officer or representative of the Employers shall assign to Executive any duties materially inconsistent with the duties associated with the positions described in this Section 2.  The Company shall not permit the occurrence of acts or conduct on the part of the Employers, the Board, or the Employers’ officers, representatives or stockholders which prevent Executive from, or substantively hinder Executive in, performing his duties or responsibilities pursuant to this Agreement.

Executive agrees to serve in the officer positions referred to in this Section 2 and continue to serve as a director of the Company, and to perform diligently and to the best of his abilities the duties and services appertaining to such offices as set forth in the Bylaws of the Company in effect on the Effective Date, as well as such additional duties and services appropriate to such offices that the parties may agree upon from time to time.  Upon the Effective Date, Executive’s principal place of work shall be located in Chicago, Illinois.

During the Employment Period, Executive shall devote his full business time and efforts to the business and affairs of the Company and its subsidiaries, provided that the Executive shall be entitled to serve as a member of the board of directors of a reasonable number of other companies, to serve on civic, charitable, educational, religious, public interest or public service boards, and to manage the Executive’s personal and family investments, in each case, to the extent such activities do not materially interfere with the performance of the Executive’s duties and responsibilities hereunder.  Executive shall not become a director of any for profit entity without first receiving the approval of the Nominating/Governance Committee of the Board, which shall not be unreasonably withheld.

3.                                      Compensation and Benefits.   (a)  Make-Whole/Sign-On Compensation.  In consideration of the commencement of Executive’s employment hereunder and to compensate Executive for equity awards forfeited at his prior employer, Executive shall receive:

(i)                                     a make-whole cash bonus of $5,200,000 (the “Make-Whole Bonus”), paid to Executive within 30 calendar days of the Execution Date.  Notwithstanding anything herein to the contrary, if the Company terminates Executive’s employment for Cause (as defined herein) or Executive resigns from the Company without Good Reason (as defined herein), in each case, prior to the one-year anniversary of the Effective Date, Executive shall repay to the Company the Make-Whole Bonus within ten (10) days of Executive’s termination of employment; provided, further, to the extent permitted by applicable law and in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), if Executive is required to repay the Make-Whole Bonus, then the Company shall be entitled to offset the required repayment amount against any compensation or other amounts due from the Company to Executive.

(ii)                                  a time-based award in a form determined by the Compensation Committee of the Board (the “Compensation Committee”) granted at the same time as the Company’s 2016 annual equity grants to similarly situated executive officers of the Company with a grant date fair market value equal to $6,800,000, with vesting to occur in three equal installments on each of the first three anniversaries of the grant date (the “Initial Award”).  The Initial Award shall (i) be issued under the Company’s 2008

Incentive Compensation Plan (the “2008 Plan”), to the extent permissible under the terms of the 2008 Plan and applicable regulations (and if not permissible then by alternative vehicle and design generally consistent with those awarded by the Company) and (ii) be subject to the Company’s standard form of time-based award agreement, to the extent applicable.

(b)                                 Base Salary.  As compensation for Executive’s performance of Executive’s duties hereunder, Company shall pay to Executive an initial Base Salary of $1,250,000 per year, payable in accordance with the normal payroll practices of the Company, less required deductions for state and federal withholding tax, social security and all other employment taxes and payroll deductions.  The Base Salary shall be reviewed for increases but not decreases by the Compensation Committee in good faith, based upon Executive’s performance and the Company’s pay philosophy, not less often than annually, provided, that Executive’s Base Salary may be decreased as part of an across-the-board reduction in base salaries of all Company executive officers so long as the percentage reduction in Executive’s Base Salary is not greater than the percentage reduction applicable to other executive officers, for the same period as the reduction in other executive officer’s reduction in salary and, in the event such reduction is later mitigated for other executive officers, Executive’s Base Salary is then increased by the same percentage applicable to other executive officers.  The term “Base Salary” shall refer to the Base Salary as may be in effect from time to time.

(c)                                  Annual Incentive Compensation.  Beginning in calendar year 2016, Executive shall be eligible to participate in the annual cash bonus program maintained for senior executive officers of the Company (the “Annual Incentive Program”), with a minimum target annual bonus equal to 200% of Base Salary for each year during the Employment Period in which Executive participates in the Annual Incentive Program.  The actual amount of the annual bonus earned by and payable to Executive for any year or portion of a year, as applicable, shall be determined upon the satisfaction of goals and objectives established by the Compensation Committee, following consultation with the Executive, and shall be subject to such other terms and conditions of the Annual Incentive Program as in effect from time to time (including, without limitation, any prorated payouts for any partial years of service).  Each bonus paid under the Annual Incentive Program shall be paid to Executive no later than March 15th of the calendar year following the calendar year in which the bonus is earned.

(d)                                 Long-Term Incentive Grants.  In each calendar year during the Employment Period in which the Executive is actively serving as President and CEO on the regularly- scheduled date of annual grants of long-term incentives to senior executives, the Company shall provide to Executive a long-term incentive award with a grant date value of at least $10,500,000 per annum; provided, however, that with respect to the grant for calendar year 2016, Executive shall not be eligible for such grant until such date that he has been in continuous active service as President and Chief Executive Officer for a period of six months, and provided that if Executive has been in continuous active service as President and Chief Executive Officer for a period of six months within calendar 2016, Executive shall be eligible to receive such grant in and for 2016.  The grant date value of each such award shall be determined by the Compensation Committee.  (The grants contemplated by this Section 3(d) are hereinafter collectively referred to as the “Annual Grants”).  The Annual Grants to Executive shall be delivered through vehicles and designs that are generally consistent with those awarded to the Company’s other senior executive officers in each year.

(e)                                  Other Benefits.

(i)                                     Savings and Retirement Plans.  Except as otherwise limited by applicable law, Executive shall be entitled to participate in all qualified and non-qualified savings and retirement plans applicable generally to other senior executive officers of the Company, in accordance with the terms of the plans, as may be amended from time to time.

(ii)                                  Welfare Benefit Plans.  Except as otherwise limited by applicable law, Executive and/or his eligible dependents shall be eligible to participate in and shall receive all benefits under the Company’s welfare benefit plans and programs applicable generally to other senior executive officers of the Company (including disability and life insurance coverage), in accordance with the terms of the plans, as may be amended from time to time.

(iii)                               Perquisites.  Except as otherwise limited by applicable law, and in addition to the reimbursement of reasonable relocation-related expenses associated with legal assistance, tax planning, financial advisory services and estate planning described in Section 3(e)(viii), Executive shall be entitled to such perquisites (including (i) flight benefits and (ii) tax, accounting and legal services) as may be available generally from time to time to other senior executive officers of the Company, but at levels commensurate with executive’s position as Chief Executive Officer.

(iv)                              Business Expenses.  Subject to Section 14, Executive shall be reimbursed for reasonable travel and other expenses incurred in the performance of Executive’s duties on behalf of the Company in a manner consistent with the Company’s policies regarding such reimbursements, as may be in effect from time to time.

(v)                                 Parking.  The Employers shall provide at no expense to Executive (1) two parking spaces at O’Hare International Airport in Chicago, Illinois, in a location that is the same as or equivalent to that regularly used by the Company’s senior executives and (2) one parking space convenient to Willis Tower in Chicago, Illinois.

(vi)                              Corporate Amenities.  During the period of this Agreement, the Employers shall provide Executive with appropriate office space and an assistant at the Company’s Chicago, Illinois headquarters office.  During the period of this Agreement, the Employers shall take no action that reduces the corporate amenities enjoyed by Executive below the level of corporate amenities enjoyed by any other senior executive of the Company.

(vii)                           Relocation.  Subject to Section 14, for the first twelve months following the Effective Date, the Company shall reimburse Executive for his reasonable expenses associated with traveling between Jacksonville and Chicago and securing temporary housing in Chicago, up to a maximum of (i) $20,000 per month for the first nine months of the Employment Period and (ii) $10,000 per month for the next three months of the

Employment Period.  In addition, the Company shall reimburse Executive for all reasonable moving expenses incurred in connection with his relocation from Jacksonville to Chicago in accordance with the Company’s relocation policy for senior executive officers.  It is understood that Executive shall have 30 months from the Effective Date to avail himself of the Home Sale Assistance described in Section 4 of the relocation policy. It is the expectation of Executive and the Employers that Executive will relocate to Chicago within 18 months of the Effective Date.

(viii)                        Additional Relocation-Related Expenses.  In addition to the relocation benefits provided for in Section 3(e)(vii), and subject to Section 14, Executive shall also be entitled, subject to the limitation included in the next sentence, to reimbursement for additional expenses related to his change in employment and relocation.  This reimbursement, which shall be for matters such as reasonable legal fees, tax planning, financial advisory services, home security, and estate planning, shall be limited to $75,000, which shall be paid in 2016.

4.                                      Termination of Employment.  (a)  Executive’s employment under this Agreement shall terminate upon the earliest to occur of:  (i) the expiration of the term of this Agreement pursuant to Section 1 hereof; (ii) Termination due to Disability (as defined below); (iii) termination of Executive’s employment by the Company for any reason other than Termination due to Disability; (iv) Executive’s death; or (v) termination of Executive’s employment by Executive for any reason. Upon the termination of Executive’s employment with the Company for any reason, Executive shall be deemed to have resigned from the Board and all other positions with the Employers or any of their affiliates held by Executive as of the date immediately preceding his termination of employment.

(b)                                 If Executive’s employment ends for any reason, except as otherwise contemplated in this Section 4, Executive shall cease to have any rights to salary, bonus (if any) or other benefits, other than (i) the earned but unpaid portion of Executive’s Base Salary through the date of termination or resignation, (ii) any annual, long-term, or other incentive award that relates to a completed fiscal year or performance period, as applicable, and is payable (but not yet paid) on or before the date of termination or resignation, which shall be paid in accordance with the terms of such award, (iii) a lump-sum payment in respect of accrued but unused vacation days at the Executive’s per-business-day Base Salary rate, (iv) any unpaid expense or other reimbursements due to Executive, and (v) any other amounts or benefits required to be paid or provided by law or under any plan, program, policy or practice of the Company, provided that Executive shall not be entitled to any payment or benefit under the Company’s Executive Severance Plan, or any replacement or successor plan.

(c)                                  Termination without Cause or for Good Reason.  If Executive’s employment hereunder shall be terminated by the Company without Cause, or by Executive for Good Reason, then in addition to the payments and benefits described in Section 4(b) and subject to Section 14 and Executive’s continuing compliance with Section 5 of this Agreement:

(i)                                     the Company shall pay Executive on the sixtieth (60th) day following the effective date of such termination of employment a lump sum cash payment in an amount equal to the product of (x) two and (y) the sum of (A) Executive’s annual Base Salary in effect immediately prior to Executive’s termination of employment hereunder and (B) Executive’s target bonus under the Annual Incentive Program for the year in which the termination of employment occurs;

(ii)                                  the Company shall pay Executive an annual cash bonus for the year of termination, payable at the same time as annual cash bonuses are paid to senior management, based on actual achievement of performance targets (as if Executive had remained employed through the end of the applicable performance period), subject, however, to proration based on the number of days in the applicable performance period that had elapsed prior to the date of termination;

(iii)                               the Initial Award shall vest in full;

(iv)                              the Company shall pay Continuation Coverage; and

(v)                                 Executive shall continue to be provided, at no expense to Executive, for one-year following Executive’s termination of employment, the parking spaces referred to in Section 3(e)(v).

For the avoidance of doubt, Executive shall not be entitled to the benefits described in this Section 4(c) for a termination due to the expiration of the term of this Agreement pursuant to Section 1 hereof, Termination due to Disability, termination of Executive’s employment for Cause, Executive’s death, or termination of Executive’s employment by Executive for any reason other than for Good Reason.

(d)                                 Section 280G.  Notwithstanding anything to the contrary in this Agreement, Executive expressly agrees that if the payments and benefits provided for in this Agreement or any other payments and benefits which Executive has the right to receive from the Employers and their affiliates (collectively, the “Payments”), would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the Payments shall be either (a) reduced (but not below zero) so that the present value of the Payments will be one dollar ($1.00) less than three times Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of the Payments received by Executive shall be subject to the excise tax imposed by Section 4999 of the Code or (b) paid in full, whichever produces the better net after-tax position to Executive. The reduction of Payments, if any, shall be made by reducing first any Payments that are exempt from Section 409A of the Code and then reducing any Payments subject to Section 409A of the Code in the reverse order in which such Payments would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time). The determination as to whether any such reduction in the Payments is necessary shall be made by the Compensation Committee in good faith. If a reduced Payment is made or provided and, through error or otherwise, that Payment, when aggregated with other payments and benefits from Employers (or their affiliates) used in determining if a “parachute payment” exists, exceeds one dollar ($1.00) less than three times Executive’s base amount, then Executive shall immediately repay such excess to the Company.

(e)                                  Certain Definitions.

“Cause” shall mean the occurrence of any one of the following, as determined by an express resolution of the independent members of the Board:

(i)                                     gross negligence or willful misconduct in the performance of, or Executive’s abuse of alcohol or drugs rendering Executive unable to perform, the material duties and services required for Executive’s position with the Company, which neglect or misconduct, if remediable, remains unremedied for thirty (30) days following written notice of such by the Company to Executive;

(ii)                                  Executive’s conviction or plea of nolo contendere for any crime involving moral turpitude or a felony;

(iii)                               Executive’s commission of an act of deceit or fraud intended to result in personal and unauthorized enrichment of Executive at the expense of the Company or any of its affiliates; or

(iv)                              Executive’s material violation of the written policies of the Company or any of its affiliates (including United’s Ethics and Compliance Principles, as in effect from time to time), Executive’s material breach of a material obligation of Executive to the Company pursuant to Executive’s duties and obligations under the Company’s Bylaws, or Executive’s material breach of a material obligation of Executive to the Company or any of its affiliates pursuant to this Agreement or any award or other agreement between Executive and the Company or any of its affiliates.

“Continuation Coverage” shall mean, subject to the limitations described in this definition, the continued coverage of Executive and his eligible dependents under the following welfare benefit plans of the Employers available to similarly situated executives of the Company who have not terminated employment (or the provision of similar benefits, which may include the provision of benefits under one or more insurance policies): medical, dental, basic term life insurance (in an amount determined in accordance with Company policy and with respect to which Executive was eligible on the date of termination), vision care, accidental death and dismemberment, and prescription drug. Such coverage shall be provided by the Company for two years at no greater cost to the Executive than that applicable to a similarly situated employee of the Company who has not terminated employment; provided, however, that the coverage under a particular welfare benefit plan (or the receipt of similar benefits) shall terminate upon Executive’s receipt of similar benefits from a subsequent employer. Continuation Coverage shall be subject to the application of any Medicare or other coordination of benefits provisions under a particular welfare benefit plan. Notwithstanding any provision in this Agreement to the contrary, Executive (and/or each of Executive’s eligible dependents) shall be entitled upon the expiration of the two-year continuation coverage period to purchase an additional 18 months of coverage under a group health plan subject to Sections 601 through 608 of ERISA. Such additional coverage shall be made available to the Executive at COBRA rates. The Continuation Coverage described in this definition shall be offered solely as an alternative to any COBRA coverage applicable to any group health plan otherwise available to Executive (and each of Executive’s dependents, if any) within the meaning of Sections 601 through 608 of ERISA and shall not affect the Executive’s eligibility to participate in any retiree medical plan maintained by the Employers in accordance with its terms.

“Good Reason” shall mean the existence of any of the following:

(i)                                     a material diminution in Executive’s authority, duties, or responsibilities from those applicable to him as of the Effective Date;

(ii)                                  a material diminution in Executive’s Annual Base Salary, except to the extent contemplated by Section 3(b) of this Agreement;

(iii)                               failure of any successor or assignee of the Company to assume this Agreement as contemplated by Section 10;

(iv)                              the appointment of a Chairman of the Board other than Henry L. Meyer or Executive; provided that this shall not be Good Reason if (i) the rules of the principal exchange on which the Company’s securities trade, (ii) the Company’s Bylaws or Certificate of Incorporation or (iii) other applicable law prohibit an individual from simultaneously holding the offices of both Chief Executive Officer and Chairman of the Board;

(v)                                 a relocation of Executive’s principal place of employment by more than 50 miles, which for purposes of this Agreement shall mean the Employers requiring Executive to be permanently based in a location that is more than 50 miles outside the city limits of Chicago, Illinois; or

(vi)                              a material breach by the Employers of any provision of this Agreement or the United Continental Holdings, Inc. Officer Travel Policy, as in effect from time to time.

Notwithstanding the foregoing or any other provision in this Agreement to the contrary, any assertion by Executive of a Good Reason termination shall not be effective unless all of the following conditions are satisfied:

(i)                                     the conditions described in the preceding sentence giving rise to Executive’s termination of employment must have arisen without Executive’s written consent;

(ii)                                  Executive must provide written notice to the Company of such condition and Executive’s intent to terminate employment within 90 days after the initial existence of the condition;

(iii)                               the condition specified in such notice must remain uncorrected for 30 days after receipt of such notice by the Company; and

(iv)                              the date of Executive’s termination of employment must occur within 90 days after the notice provided by Executive pursuant to clause (ii).

“Termination due to Disability” shall mean Executive’s termination of employment as a result of Executive becoming incapacitated for a period of at least 180 days by accident, sickness or other circumstance that renders Executive mentally or physically incapable of performing the material duties as President and Chief Executive Officer.

5.                                      Restrictive Covenants.  Executive acknowledges that the Company is engaged in a highly competitive business and that the preservation of its Proprietary or Confidential Information (as defined in Section 5(a) below) to which Executive has been exposed or acquired, and will continue to be exposed to and acquire, is critical to the Company’s continued business success.  Executive also acknowledges that the Company’s relationships with its business partners (which shall mean companies with whom the Company has corporate volume agreements or other high volume business, preferred vendors/suppliers, and travel distribution channel providers, hereinafter “Business Partners”), are extremely valuable and that, by virtue of Executive’s employment with the Company, he may have contact with such Business Partners on behalf of and for the benefit of the Company.  As a result, Executive’s engaging in or working for or with any business which is directly or indirectly competitive with the Company’s business, given Executive’s knowledge of the Company’s Proprietary or Confidential Information, would cause the Company great and irreparable harm if not done in strict compliance with the provisions of this Section 5.  Therefore, Executive acknowledges and agrees that in consideration of all of the above and in exchange for access to the Company’s Proprietary or Confidential Information Executive will be bound by, and comply in all respects with, the provisions of this Section 5.

(a)                                 Confidentiality.  Executive shall at all times hold in strict confidence any Proprietary or Confidential Information related to the Company or any of its affiliates (which shall mean any entity that, directly or indirectly, is controlled by, controls or is under common control with the Company and/or any entity in which the Company has a significant equity interest, in either case as determined by the Board, hereinafter “Affiliates”), except that Executive may disclose such information as required by law, court order, regulation, or similar order.  For purposes of this Agreement, the term “Proprietary or Confidential Information” shall mean all non-public information relating to the Company or any of its Affiliates (including but not limited to all marketing, alliance, social media, advertising, and sales plans and strategies; pricing information; financial, advertising, and product development plans and strategies; compensation and incentive programs for employees; alliance agreements, plans, and processes; plans, strategies, and agreements related to the sale of assets; third party provider agreements, relationships, and strategies; business methods and processes used by the Company and its employees; all personally identifiable information regarding Company employees, contractors, and applicants; lists of actual or potential Business Partners; and all other business plans, trade secrets, or financial information of strategic importance to the Company or its Affiliates) that is not generally known in the airline industry, that was learned, discovered, developed, conceived, originated, or prepared during Executive’s employment with the Company, and the competitive use or disclosure of which would be harmful to the business prospects, financial status, or reputation of the Company or its Affiliates at the time of any disclosure by Executive.

The relationship between Executive and the Company and its Affiliates is and shall continue to be one in which the Company and its Affiliates repose special trust and confidence in Executive, and one in which Executive has and shall have a fiduciary relationship to the Company and its Affiliates.  As a result, the Company and its Affiliates shall, in the course of Executive’s duties to the Company, entrust Executive with, and disclose to Executive, Proprietary or Confidential Information.  Executive recognizes that Proprietary or Confidential Information has been developed or acquired, or will be developed or acquired, by the Company and its Affiliates at great expense, is proprietary to the Company and its Affiliates, and is and shall remain the property of the Company and its Affiliates.  Executive acknowledges the confidentiality of Proprietary or Confidential Information and further acknowledges that Executive could not competently perform Executive’s duties and responsibilities in Executive’s position with the Company and/or its Affiliates without access to such information.  Executive acknowledges that any use of Proprietary or Confidential Information by persons not in the employ of the Company and its Affiliates would provide such persons with an unfair competitive advantage which they would not have without the knowledge and/or use of the Proprietary or Confidential Information and that this would cause the Company and its Affiliates irreparable harm.  Executive further acknowledges that because of this unfair competitive advantage, and the Company’s and its Affiliates’ legitimate business interests, which include their need to protect their goodwill and the Proprietary or Confidential Information, Executive has agreed to the post-employment restrictions set forth in this Section 5.  Nothing in this Section 5(a) is intended, or shall be construed, (i) to limit the protection of any applicable law or policy of the Company or its Affiliates that relates to the protection of trade secrets or confidential or proprietary information or (ii) to limit Executive’s ability to initiate communications directly with, or to respond to any inquiry from, or provide testimony before, the SEC, FINRA, any other self-regulatory organization or any other state or federal regulatory authority.

(b)                                 Non-Solicitation of Employees.  During Executive’s employment and for the one-year period following termination of Executive’s employment for any reason (the “Coverage Period”), Executive hereby agrees not to, directly or indirectly, solicit, hire, seek to hire, or assist any other person or entity (on his own behalf or on behalf of such other person or entity) in soliciting or hiring any person who is at that time an employee, consultant, independent contractor, representative, or other agent of the Company or any of its Affiliates to perform services for any entity (other than the Company or its Affiliates), or attempt to induce or encourage any such employee to leave the employ of the Company or its Affiliates.

(c)                                  Notice of Intent to Resign.  In the event Executive wishes to voluntarily terminate Executive’s employment, Executive agrees to provide the Company with four (4) weeks advance written notice (the “Notice Period”) of Executive’s intent to do so, and, if Executive intends or contemplates alternative employment, Executive also agrees to provide the Company with accurate information concerning such alternative employment in sufficient detail to allow the Company to meaningfully exercise its rights under this Section 5.  After receipt of such notice, the Company, in its sole, absolute and unreviewable discretion, may (i) require Executive to continue working during the Notice Period, (ii) relieve Executive of some or all of his work responsibilities during the Notice Period, or (iii) shorten the Notice Period and make Executive’s voluntary termination of employment effective immediately.  Notwithstanding the foregoing, if Executive provides notice of resignation, in no event shall Executive’s separation of employment be considered an involuntary termination by the Company, even if the effective date of termination is accelerated by the Company.

(d)                                 Non-Competition.

(i)                                     In return for, among other things, all of the above and the Company’s promise to provide the Proprietary or Confidential Information described herein, Executive agrees that during Executive’s employment and the Coverage Period, Executive shall not compete with the Company by providing work, services or any other form of assistance (whether or not for compensation) in any capacity, whether as an employee, consultant, partner, or otherwise, to any Competitor (as defined below) that (1) is the same or similar to the services Executive provided to the Company or (2) creates the reasonable risk that Executive will (willfully, inadvertently or inevitably) use or disclose the Company’s Proprietary or Confidential Information. “Competitor” means any airline or air carrier that operates or does business in any State, territory, or protectorate of the United States in which the Company or an Affiliate does business and/or in any foreign country in which the Company or an Affiliate has an office, station, or branch or conducts business through its worldwide route structure, as of the date of Executive’s termination of employment with the Company or any of its Affiliates.  Executive acknowledges that the Company and its Affiliates compete in a world-wide air transportation market that includes passenger transportation and services, air cargo services, repair and maintenance of aircraft and staffing services for third parties, logistics management and consulting, private jet operations and fuel deployment and management, and that the Company’s business plan is international in scope.  Executive agrees that, because the Company’s business is global in scope, this restriction is reasonable.  Executive further acknowledges and agrees that the restrictions imposed in this subparagraph (i) will not prevent Executive from earning a livelihood.

(ii)                                  Notwithstanding the foregoing, should Executive consider working for or with any actually, arguably, or potentially competing business following the termination of Executive’s employment with the Company or any of its Affiliates and during the Coverage Period, then Executive agrees to provide the Company with two (2) weeks advance written notice of Executive’s intent to do so, and also to provide the Company with accurate information concerning the nature of Executive’s anticipated job responsibilities in sufficient detail to allow the Company to meaningfully exercise its rights under this Section 5. After receipt of such notice, the Company may then agree, in its sole, absolute, and unreviewable discretion, to waive, modify, or condition its rights under this Section 5.  In particular, the Company may agree to modify Section 5(d)(i) if the Company concludes that (1) the work Executive will be performing for a Competitor is different from the work Executive was performing during Executive’s employment with the Company or any of its Affiliates and/or (2) there is no reasonable risk that Executive will (willfully, inadvertently or inevitably) use or disclose the Company’s Proprietary or Confidential Information.

(e)                                  Non-Solicitation of Business Partners.  Executive acknowledges that, by virtue of his employment by the Company or its Affiliates, Executive has gained or will gain knowledge of the identity, characteristics, and preferences of the Company’s Business Partners, among other

Proprietary or Confidential Information, and that Executive would inevitably have to draw on such information if he were to solicit or service the Company’s Business Partners on behalf of a Competitor.  Accordingly, during the Employment Period and the Coverage Period, Executive agrees not to, directly or indirectly, solicit the business of or perform any services of the type he performed or sell any products of the type he sold during his employment with the Company for or to actual or prospective Business Partners of the Company (i) as to which Executive performed services, sold products or as to which employees or persons under Executive’s supervision or authority performed such services, or had direct contact, or (ii) as to which Executive had access to Proprietary or Confidential Information during the course of Executive’s employment by the Company, or in any manner encourage or induce any such actual or prospective Business Partner to cease doing business with or in any way interfere with the relationship between the Company and its Affiliates and such actual or prospective Business Partner.  Executive further agrees that during the Employment Period and the Coverage Period, Executive will not encourage or assist any Competitor to solicit or service any actual or prospective Business Partners or otherwise seek to encourage or induce any Business Partners to cease doing business with, or reduce the extent of its business dealings with the Company.

(f)                                   Non-Interference.  During Executive’s Employment Period and the Coverage Period, Executive agrees that Executive shall not, directly or indirectly, induce or encourage any Business Partner or other third party, including any provider of goods or services to the Company, to terminate or diminish its business relationship with the Company; nor will Executive take any other action that could, directly or indirectly, be detrimental to the Company’s relationships with its Business Partners and providers of goods or services or other business affiliates or that could otherwise interfere with the Company’s business.

(g)                                  Non-Disparagement.  Executive agrees during and following the Employment Period not to make, or cause to be made, any statement, observation, or opinion, or communicate any information (whether oral or written, directly or indirectly) that (i) accuses or implies that the Company or its Affiliates engaged in any wrongful, unlawful or improper conduct, whether relating to Executive’s employment (or the termination thereof), the business or operations of the Company or its Affiliates, or otherwise or (ii) disparages, impugns, or in any way reflects adversely upon the business or reputation of the Company or its subsidiaries or affiliates. Nothing herein will be deemed to preclude Executive from providing truthful testimony or information pursuant to subpoena, court order, or similar legal process, instituting and pursuing legal action, or engaging in other legally protected speech or activities.

(h)                                 Breach.  Executive acknowledges that the restrictions contained in this Agreement are fair, reasonable, and necessary for the protection of the legitimate business interests of the Company, that the Company will suffer irreparable harm in the event of any actual or threatened breach by Executive, and that it is difficult to measure in money the damages which will accrue to the Company by reason of a failure by Executive to perform any of Executive’s obligations under this Section 5.  Accordingly, if the Company or any of its subsidiaries or Affiliates institutes any action or proceeding to enforce their rights under this Section 5, to the extent permitted by applicable law, Executive hereby waives the claim or defense that the Company or its Affiliates has an adequate remedy at law, Executive shall not claim that any such remedy at law exists, and Executive consents to the entry of a restraining order, preliminary injunction, or other preliminary, provisional, or permanent court order to enforce this Agreement, and expressly waives any security that might otherwise be required in connection with such relief.  Executive also agrees that any request for such relief by the Company shall be in addition and without prejudice to any claim for monetary damages and/or other relief which the Company might elect to assert.  In the event Executive violates any provision of this Section 5, the Company shall be entitled to recover all costs and expenses of enforcement, including reasonable attorneys’ fees, and the time periods set forth above shall be extended for the period of time Executive remains in violation of the provisions.

(i)                                     Release.  Executive’s execution of a complete and general release of any and all of his potential claims (other than for benefits and payments described in this Agreement or any other vested benefits with the Employees and/or their affiliates) against the Employers, any of their affiliated companies, and their respective successors and any officers, employees, agents, directors, attorneys, insurers, underwriters, and assigns of the Employers or their affiliates and/or successors, is an express condition of Executive’s right to receive termination payments, vesting, and benefits under this Agreement.  Executive shall be required to execute within 45 days after Executive’s termination of employment a general waiver and release agreement which documents the release required under this Section 5(i), the form of which is attached hereto as Exhibit A.

6.                                      Survival.  Sections 5, 6, 8, 9 and 17, and such other provisions hereof as may so indicate shall survive and continue in full force and effect in accordance with their respective terms, notwithstanding any termination of the Employment Period.

7.                                      Notices.  Any notice provided for in this Agreement shall be in writing and shall be delivered (i) personally, (ii) by certified mail, postage prepaid, (iii) by Federal Express or other reputable courier service regularly providing evidence of delivery (with charges paid by the party sending the notice), or (iv) by facsimile or a PDF or similar attachment to an email, provided that such telecopy or email attachment shall be followed within one (1) business day by delivery of such notice pursuant to clause (i), (ii) or (iii) above.  Any such notice to a party shall be addressed at the address set forth below (subject to the right of a party to designate a different address for itself by notice similarly given):

If to the Company:

UNITED CONTINENTAL HOLDINGS, INC.

233 South Wacker Drive

Chicago, Illinois 60606
Attention:                                         Executive Vice President and General Counsel

If to Executive:

Oscar Munoz
At the most recent address on file with the Company

With a copy to

Greenberg Traurig LLP
Attn:  Dennis Block, Esq.
200 Park Avenue
New York, NY 10166

8.                                      Entire Agreement.  This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related in any manner to the subject matter hereof.

9.                                      No Conflict. Executive represents and warrants that Executive is not bound by any employment contract, restrictive covenant, or other restriction preventing Executive from carrying out Executive’s responsibilities for the Employers, or which is in any way inconsistent with the terms of this Agreement. Executive further represents and warrants that Executive shall not disclose to the Employers or induce the Employers to use any confidential or proprietary information or material belonging to any previous employer or others.

10.                               Successors and Assigns.  This Agreement shall inure to the benefit of and be enforceable by Executive and his heirs, executors and personal representatives, and the Company and its successors and assigns. Any successor or assignee of the Company shall assume the liabilities of the Company hereunder.

11.                               Governing Law.  This Agreement shall be governed by the internal laws (as opposed to the conflicts of law provisions) of the State of Illinois.

12.                               Amendment and Waiver.  The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

13.                               Withholding.  All payments and benefits under this Agreement are subject to withholding of all applicable taxes.

14.                               Code Section 409A.  This Agreement is intended to comply with the requirements of Section 409A of the Code, and shall be interpreted and construed consistently with such intent.  The payments to Executive pursuant to this Agreement are also intended to be exempt from Section 409A of the Code to the maximum extent possible, under either the separation pay exemption pursuant to Treasury regulation §1.409A-1(b)(9)(iii) or as short-term deferrals pursuant to Treasury regulation §1.409A-1(b)(4), and for such purposes, each payment to Executive under this Agreement shall be considered a separate payment.    In the event the terms of this Agreement would subject Executive to taxes or penalties under Section 409A of the Code (“409A Penalties”), the Company and Executive shall cooperate diligently to amend the terms of the Agreement to avoid such 409A Penalties, to the extent possible.  To the extent any amounts under this Agreement are payable by reference to Executive’s “termination of employment” such term and similar terms shall be deemed to refer to Executive’s “separation from service,” within the meaning of Section 409A of the Code; provided, however, that whether such a separation from service has occurred shall be determined based upon a reasonably anticipated permanent reduction in the level of bona fide services to be performed to no more than 20% (or 49% if Executive shall no longer serve as an officer of the Employers) of the average level of bona fide services provided to the Employers in the immediately preceding 36 months.  Executive hereby agrees to be bound by the Company’s determination of its “specified employees” (as such term is defined in Section 409A of the Code) provided such determination is in accordance with any of the methods permitted under the regulations issued under Section 409A of the Code. Notwithstanding any other provision in this Agreement, to the extent any payments made or contemplated hereunder constitute nonqualified deferred compensation, within the meaning of Section 409A, then (i) each such payment which is conditioned upon Executive’s execution of a release and which is to be paid or provided during a designated period that begins in one taxable year and ends in a second taxable year, shall be paid or provided in the later of the two taxable years and (ii) if Executive is a specified employee (within the meaning of Section 409A of the Code) as of the date of Executive’s separation from service, each such payment that is payable upon Executive’s separation from service and would have been paid prior to the six-month anniversary of Executive’s separation from service, shall be delayed until the earlier to occur of (A) the first day of the seventh month following Executive’s separation from service or (B) the date of Executive’s death.  Any reimbursement payable to Executive pursuant to this Agreement shall be conditioned on the submission by Executive of all expense reports reasonably required by Employer under any applicable expense reimbursement policy, and shall be paid to Executive within 30 days following receipt of such expense reports, but in no event later than the last day of the calendar year following the calendar year in which Executive incurred the reimbursable expense.  Any amount of expenses eligible for reimbursement, or in-kind benefit provided, during a calendar year shall not affect the amount of expenses eligible for reimbursement, or in-kind benefit to be provided, during any other calendar year.  The right to any reimbursement or in-kind benefit pursuant to this Agreement shall not be subject to liquidation or exchange for any other benefit.

15.                               Clawbacks.  The payments to Executive pursuant to this Agreement are subject to forfeiture or recovery by the Company or other action pursuant to any clawback or recoupment policy which the Company may adopt from time to time, including without limitation any such policy or provision that the Company has included in any of its existing compensation programs or plans or that it may be required to adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or as otherwise required by law.

16.                               Company Policies.  Executive shall be subject to additional Company policies as they may exist from time-to-time, including policies with regard to stock ownership by senior executives and policies regarding trading of securities.  As of the date of this Agreement, the Company’s stock ownership guidelines require that the Chief Executive Officer of the Company, within five years of assuming such office, must hold shares of the Company with a value of no less than five times his or her base salary as in effect at the time of stock ownership measurement.

17.                               Indemnification.  Executive shall be indemnified by the Employers as provided in Company’s Bylaws and Certificate of Incorporation, and pursuant to applicable law.  The obligations under this section shall survive termination of the Employment Period.  During the

Employment Period and thereafter, the Employers agrees to indemnify and hold the Executive and the Executive’s heirs and representatives harmless, to the maximum extent permitted by law, against any and all damages, costs, liabilities, losses and expenses (including reasonable attorneys’ fees) as a result of any claim or proceeding (whether civil, criminal, administrative or investigative), or any threatened claim or proceeding (whether civil, criminal, administrative or investigative), against the Executive that arises out of or relates to the Executive’s service as an officer, director or employee, as the case may be, of the Employers, or the Executive’s service in any such capacity or similar capacity with an affiliate of the Employers or other entity at the request of the Employers, both prior to and after the Effective Date, and to promptly advance to the Executive or the Executive’s heirs or representatives such expenses upon written request with appropriate documentation of such expense upon receipt of an undertaking by the Executive or on the Executive’s behalf to repay such amount if it shall ultimately be determined that the Executive is not entitled to be indemnified by the Employers.  During the Employment Period and thereafter (with respect to events occurring during the Employment Period), the Employers also shall provide the Executive with coverage under its current directors’ and officers’ liability policy to the same extent that it provides such coverage to its other executive officers. If the Executive has any knowledge of any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, as to which the Executive may request indemnity under this provision, the Executive will give the Employers prompt written notice thereof; provided that the failure to give such notice shall not affect the Executive’s right to indemnification. The Employers shall be entitled to assume the defense of any such proceeding and the Executive will use reasonable efforts to cooperate with such defense. To the extent that the Executive in good faith determines that there is an actual or potential conflict of interest between the Employers and the Executive in connection with the defense of a proceeding, the Executive shall so notify the Employers and shall, subject to the requirements of this Section 17, be entitled to separate representation at the Employers’ expense by counsel selected by the Executive (provided that the Employers may reasonably object to the selection of counsel within ten (10) business days after notification thereof) which counsel shall cooperate, and coordinate the defense, with the Employers’ counsel and minimize the expense of such separate representation to the extent consistent with the Executive’s separate defense. This Section 17 shall continue in effect after the termination of the Executive’s employment or the termination of this Agreement.

18.                               Reimbursement of Legal Fees.  Following a Change of Control (as defined in the 2008 Plan) of the Company, the Employers shall reimburse the Executive for all reasonable attorneys’ fees incurred by the Executive in resolving any controversy or dispute arising out of or relating to this Agreement, any other agreement or arrangement between the Executive and the Employers, the Executive’s employment with the Employer, or the termination thereof; provided that no such reimbursement shall be required unless and until a court of competent jurisdiction determines that Executive has prevailed on at least one material claim brought by Executive in such controversy or dispute.

19.                               Mitigation.  Executive shall not be required to mitigate amounts payable under this Agreement by seeking other employment or otherwise, and there shall be no offset against amounts due Executive under this Agreement on account of subsequent employment.  Amounts owed to Executive under this Agreement shall not be offset by any claims the Company may have against Executive and such payment shall not be affected by any other circumstances, including, without limitation, any counterclaim, recoupment, defense, or other right which the Company may have against Executive or others.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

UNITED CONTINENTAL HOLDINGS, INC.

By:	/s/ John H. Walker
	Name:	John H. Walker
	Title:	Chairman of the Compensation Committee of the Board

UNITED AIRLINES, INC.

By:	/s/ Brett J. Hart
	Name:	Brett J. Hart
	Title:	Acting Chief Executive Officer

OSCAR MUNOZ

By:	/s/ Oscar Munoz
	Name:	Oscar Munoz
Title:

EXHIBIT A

Form of Release Agreement

(to be executed by Company, United and Executive)

In consideration of the benefits provided to Oscar Munoz (“Executive”) pursuant to the terms of the Employment Agreement, dated as of December 31, 2015, among United Continental Holdings, Inc. (the “Company”), United Airlines, Inc. (“United”), and Executive (the “Employment Agreement”) and other valuable consideration, Executive hereby releases the Company and United and each of their subsidiaries and affiliates and their respective stockholders, officers, directors, employees, representatives, agents and attorneys from any and all claims or liabilities, known or unknown, of any kind, including, without limitation, any and all claims and liabilities relating to Executive’s employment by, or services rendered to or for, Company, United, or any of their subsidiaries or affiliates, or relating to the cessation of such employment or under the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, Title VII of the Civil Rights Act of 1964, 42 U.S.C. Section 1981, the Illinois Human Rights Act, the Illinois Wage Payment and Collection Act, and any other statutory, tort, contract or common law cause of action, other than claims or liabilities arising from a breach by Company or United of (i) its post-employment obligations under the Employment Agreement, or (ii) its obligations under its qualified retirements plans in which Executive participates (the “Qualified Plans”), under Executive’s outstanding grants of stock options or restricted stock, under Executive’s outstanding awards under the long term incentive programs of Company and United (the “Incentive Programs”), or under any other compensation plan or program of Company or United. Company and United hereby release Executive from any and all claims or liabilities, known or unknown, of any kind in any way relating to or pertaining to Executive’s employment by, or services rendered to or for, Company, United or any of their subsidiaries or affiliates, other than fraud or intentional malfeasance or claims arising from a breach by Executive of the Employment Agreement or of Executive’s obligations under the Qualified Plans, under Executive’s outstanding grants of stock options or restricted stock, under Executive’s outstanding awards under the Incentive Programs, or under any other compensation plan or program of Company or United.  These releases are to be broadly construed in favor of the released persons.  These releases do not apply to any rights or claims that may arise after the date of execution of this Release Agreement by Executive, Company and United. Each party agrees that this Release Agreement is not and shall not be construed as an admission of any wrongdoing or liability on the part of any such party.  Notwithstanding the foregoing, the post-employment obligations created by the Employment Agreement, the Qualified Plans, Executive’s outstanding grants of stock options or restricted stock, Executive’s outstanding awards under the Incentive Programs, or under any other compensation plan or program of Company or United are not released, altered or modified in any way by this Release Agreement.

Executive acknowledges that, by Executive’s free and voluntary act of signing below, Executive agrees to all of the terms of this Release Agreement and intends to be legally bound thereby.

Executive acknowledges that Executive has received a copy of this Release Agreement on [date that Executive receives Release Agreement].  Executive understands that Executive may consider whether to agree to the terms contained herein for a period of twenty-one days after the date Executive has received this Release Agreement.  Accordingly, Executive may execute this Release Agreement by [date 21 days after Release Agreement is given to Executive], to acknowledge Executive’s understanding of and agreement with the foregoing.  Executive acknowledges that Executive has been and is hereby advised to consult with an attorney prior to executing this Release Agreement.

This Release Agreement will become effective, enforceable and irrevocable on the eighth day after the date on which it is executed by Executive (the “Effective Date”).  During the seven-day period prior to the Effective Date, Executive may revoke Executive’s agreement to accept the terms hereof by serving written notice in accordance with Section 7 of the Employment Agreement to Company of Executive’s intention to revoke.

Effective on the eighth calendar day following the date set forth below.

UNITED CONTINENTAL HOLDINGS, INC.

By:
Name:
Title:

UNITED AIRLINES, INC.

By:
Name:
Title:

EXECUTIVE

Name:

Date Signed:

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